EX 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-179316 and 333-179315 and Form S-3 No. 333-194459) of Post Holdings, Inc. and in the related prospectus of our report dated May 6, 2014, with respect to the consolidated financial statements of MFI Holding Corporation included in this Form 8-K of Post Holdings, Inc.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
May 19, 2014